Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Layne Christensen Company and the effectiveness of Layne Christensen Company’s internal control over financial reporting dated April 13, 2015, appearing in the Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2015, and our report dated June 27, 2014 appearing in the Annual Report on Form 11-K of Layne Christensen Company’s Capital Accumulation Plan for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Houston, Texas

June 23, 2015